Canterbury Consulting Group, Inc.                           352 Stokes Road
                                                                  Suite 200
                                                 Medford, New Jersey  08055
                                        (609) 953-0044 * FAX (609) 953-0062



                        FOR IMMEDIATE RELEASE

             CANTERBURY SIGNS DEFINITIVE AGREEMENT
               TO GO PRIVATE AT $0.40 PER SHARE
              WILL FILE PRELIMINARY PROXY WITH SEC

Medford, NJ - November 22, 2004

Canterbury Consulting Group, Inc. (NASDAQ:CITI) stated today that its Board of Directors and a Special Committee of the Board have approved the execution of a definitive agreement to merge with a group of its shareholders, including members of management, at $0.40 per share in cash for all of the shares not owned by the buying group. There are approximately 3,000,000 shares of Canterbury stock on a fully diluted basis.

The buying group had previously informed the Company that it owns or has the right to acquire well in excess of fifty percent (50%) of Canterbury's common stock and that it will be voting these shares in favor of the merger to go private at $0.40 per share in cash at the time of the shareholders' vote. The transaction is subject to numerous conditions, including the satisfaction of requirements of corporate law and federal securities laws.

Canterbury has filed a Form 8-K with the Securities and Exchange
Commission relating to this event. This filing may be accessed in its entirety on the internet at www.sec.gov or by contacting the Company.

Canterbury intends to file with the SEC a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the shareholders of Canterbury. Investors and security holders of Canterbury are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the merger because these filings will contain important information about Canterbury, the buying group and the merger.

The proxy statement and other relevant materials (when they become available), and any other documents filed by Canterbury with the SEC, may be obtained free of charge at the SEC's Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Canterbury by contacting Darcy Teibel at 352 Stokes Road, Suite 200, Medford, NJ 08055 (609) 953-0044.

*  *  *  *  *

This press release contains forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including its Annual Report on Form 10-K for the year ended November 30, 2003 and its most recent reports on Form 8-K and Form 10-Q, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.


Darcy Teibel, Investor Relations
Canterbury Consulting Group, Inc.
609-953-0044